SUPPLEMENT                                                   [LOGO] CHASE
(To Prospectus Supplement dated June 22, 2001
to Prospectus dated June 21, 2001)


                           $445,953,501 (Approximate)

                  Chase Mortgage Finance Trust, Series 2001-S2
                                     Issuer
                       Chase Mortgage Finance Corporation
                                     Seller
                      Chase Manhattan Mortgage Corporation
                                    Servicer
         Multi-Class Mortgage Pass-Through Certificates, Series 2001-S2

     The sixth full paragraph on page S-19 of the attached Prospectus Supplement dated June 22, 2001 (the "Prospectus Supplement") is hereby amended as follows: the date of issuance referred to in clause (vii) of such paragraph is "June 29, 2001" (as opposed to "June 27, 2001" as previously stated).

     Notwithstanding anything to the contrary in the Prospectus Supplement, the definition of Lockout Principal Distribution Amount on page S-38 of the Prospectus Supplement is hereby amended to read as follows: The "Lockout Principal Distribution Amount" means (A) with respect to any Distribution Date through and including the Distribution Date in June 2006, zero and (B) with respect to any Distribution Date in or after July 2006, the lesser of (i) the sum of (x) the product of (I) the Lockout Percentage (defined below) and (II) the Non-PO Scheduled Principal Amount (defined below) and (y) the product of
(I) the Lockout Percentage, (II) the Step Down Percentage (defined below) and
(III) the Non-PO Unscheduled Principal Amount (defined below) and (ii) the Non-PO Class A Optimal Principal Amount.

     The Prospectus Supplement is hereby amended by adding the following two definitions following the definition of Step Down Percentage on page S-38:

     The "Non-PO Scheduled Principal Amount" means an amount equal to the Non-PO Percentage of the principal portion of all Monthly Payments whether or not received, which were due on the related Due Date on outstanding Mortgage Loans as of such Due Date.

     The "Non-PO Unscheduled Principal Amount" means an amount equal to the sum of (a) the applicable Non-PO Percentage of all principal prepayments received during the related Principal Prepayment Period; (b) with respect to each Mortgage Loan not described in (c) below, an amount equal to the applicable Non-PO Percentage of the sum of the principal portion of all insurance proceeds, condemnation awards and any other cash proceeds from a source other than the Mortgagor, to the extent required to be deposited in the Collection Account, which were received during the related Principal Prepayment Period, net of related unreimbursed servicing advances and net of any portion thereof which, as to any Mortgage Loan, constitutes a late collection with respect to which an Advance has previously been made; (c) with respect to each Mortgage Loan which has become a Liquidated Mortgage Loan (defined below) during the related Principal Prepayment Period, an amount equal to the lesser of (i) the applicable Non-PO Percentage of an amount equal to the principal balance of such Mortgage Loan (net of Advances with respect to principal) as of the Due Date immediately preceding the date on which it became a Liquidated Mortgage Loan and (ii) the applicable Non-PO Percentage of the net liquidation proceeds, if any, with respect to such Liquidated Mortgage Loan (net of any unreimbursed Advances); (d) with respect to each Mortgage Loan repurchased during the related Principal Prepayment Period, an amount equal to the applicable Non-PO Percentage of the principal portion of the purchase price thereof.

     All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                       -------------------------------
                 The date of this Supplement is June 28, 2001.